Exhibit 99.1

India Globalization Capital Announces $160 Million, 5 Year Iron Ore Supply
Contract with Leading Chinese Steel Manufacturer

BETHESDA, Md., April 27, 2010– India Globalization Capital, Inc. (NYSE Amex: IGC), a rapidly growing materials and infrastructure company in India, announced today they have signed a 5 year contract with a leading Chinese steel manufacturer, to begin supplying iron ore. The contract is valued at approximately $160 million.

Under the agreement, IGC will deliver 63.5 percent ferrous content iron ore, initially 40,000 Metric Tons (MT) per ship load, building up to 80,000 MT per shipload up to an aggregate of 1,600,000 MT over the life of the contract.  The iron ore will be supplied from mines in India and shipped out of the Visakhapatnam port, off the eastern coast of India and out of Karwar on the west coast.

Ram Mukunda, Chief Executive Officer of India Globalization Capital, commented, “Our Chinese customer is a large steel manufacturing and trading company, established in 2001 and located near Shanghai with 2008 revenue of over $500 million. With this significant contract, we now have a backlog of $160 million in our ore business, which we will begin to ship in this quarter. We have quickly become a meaningful supplier of iron ore, attracting high caliber customers.  We believe that the materials side of our business, export of ore, and supply of rock aggregate is now poised for significant growth in this fiscal year.”

China is the world’s largest importer of iron ore and the biggest producer of steel.  India is the third largest supplier of ore to China.

About India Globalization Capital
India Globalization Capital is a materials and infrastructure company operating in India. We build roads, bridges and highways, and provide materials to the infrastructure industry in India and China. The Company has offices in Maryland, Mauritius, Nagpur, Cochin, Delhi, and Bangalore. For more information about India Globalization Capital, please visit www.indiaglobalcap.com.

Forward-Looking Statements:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors that could cause actual results to differ, relate to: (i) ability of the Company to successfully execute on contracts and business plans, (ii) ability of the Company to raise capital to fund operations and the structure of such capital including the exercise of warrants, and (iii) exchange rate changes between the U.S. dollar and the Indian Rupee. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in the Company's Form 10-K for the fiscal year ended March 31, 2009 and our other filings with the Securities and Exchange Commission.

Investor Relations Contact:
Howard Gostfrand
American Capital Ventures
305-918-7000
info@amcapventures.com